ANNEX A

The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this Amendment No. 3 is provided as of November 6, 2026:

Reporting Persons (1)	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (5)
Tungsten ManCo Holder LLC	4,107,534	0	4,107,534	0	4,107,534	4,107,534	52.5%
Tungsten 2024 LLC	73,330	0	4,180,864	0	4,180,864	4,180,864	53.5%
Thomas Knott	0	0	4,107,534	0	4,107,534	4,107,534	52.5%
C 323 Holdings	0	0	4,107,534	0	4,107,534	4,107,534	52.5%
John Cote	1,916 (2)	126,916 (3)	4,181,416 (4)	126,916 (3)	4,181,416 (4)	4,308,332	55.1%

(1) Tungsten is the record holder of 73,330 shares of Common Stock. Tungsten ManCo Holder LLC (f/k/a Resolute ManCo Holdings LLC) (“Tungsten ManCo Holder”) is the record holder of 4,107,534 shares of Common Stock. Tungsten is the managing member of Tungsten ManCo Holder. Mr. John Cote is the manager of Tungsten. Mr. Knott is the sole member and manager of C 323 Holdings. C 323 Holdings is a member of Tungsten ManCo Holder. Tungsten has the right to vote and dispose of the shares of Common Stock it holds of record and, as the managing member of Tungsten ManCo Holder, has the right to vote and dispose of the shares of Common Stock held of record by Tungsten ManCo Holder, subject to certain consultation rights held by C 323 Holdings. Accordingly, each of Tungsten and Mr. John Cote may be deemed to share beneficial ownership of the shares of Common Stock held of record by Tungsten, and each of Tungsten ManCo Holder, Tungsten, Mr. John Cote, C 323 Holdings and Mr. Knott may be deemed to share beneficial ownership of the shares of Common Stock held of record by Tungsten ManCo Holder.

(2) Consists of 1,916 shares of Common Stock issuable within 60 days pursuant to the exercise of vested stock options held directly by Mr. Cote that are unexercised as of the date hereof.

(3) Includes 125,000 shares of Class A Common Stock held through Ridge Valley LLC, of which Mr. Cote serves as manager.

(4) Includes 552 shares of Common Stock held by Mr. Cote’s spouse.

(5) Based on 7,819,595 shares of Common Stock that were outstanding as of November 3, 2026.